Exhibit 99.1

NEWS RELEASE

Spansion Announces Pricing of Private Placement of 2.25% Exchangeable Senior

Subordinated Debentures due 2016

SUNNYVALE, CALIF. – June 7, 2006 – Spansion Inc. (NASDAQ:SPSN) announced today that its wholly owned operating company subsidiary, Spansion LLC, priced a private placement of $180 million aggregate principal amount of Spansion LLC’s 2.25% Exchangeable Senior Subordinated Debentures due 2016 to be issued to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. Spansion LLC has granted the initial purchasers of the debentures an over-allotment option to purchase up to an additional $27 million aggregate principal amount of debentures for a period of 30 days from June 7, 2006.

The debentures will be Spansion LLC’s senior subordinated unsecured obligations and will bear interest semiannually at a rate of 2.25% per annum. The debentures will be exchangeable for shares of Spansion Inc.’s Class A common stock, cash or a combination of cash and shares of such common stock, at Spansion Inc.’s option. The debentures provide that Spansion LLC may elect to employ net share settlement and under certain circumstances the debentures may be exchangeable for cash (up to the principal amount of the debentures) and, with respect to any excess conversion value, into cash, shares of Spansion Inc. Class A common stock or a combination of cash and shares of common stock at an initial exchange rate of 56.7621 shares per $1,000 principal amount of debentures. At the initial exchange rate, the debentures will be exchangeable for Spansion Inc. Class A common stock at an exchange price of approximately $17.62 per share, representing a 18% premium over the last reported sale price of Spansion Inc.’s Class A common stock on June 6, 2006, which was $14.93 per share. The exchange rate will be adjusted for certain antidilution events and will be increased in the case of certain corporate events that constitute a change of control under certain circumstances. The debentures are not exchangeable prior to January 6, 2007. The holders of the debentures will have the ability to require the company to repurchase the debentures in whole or in part for cash in the event of a fundamental change. In such case, the repurchase price would be 100% of the principal amount of the debentures plus any accrued and unpaid interest.

Spansion LLC intends to use the net proceeds from the private placement primarily to repay in full the outstanding principal and interest on Spansion LLC’s 12.75% Senior Subordinated Notes due 2016.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and any common stock issuable upon exchange of the debentures have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Investor Contact:

Bob Okunski

Spansion Investor Relations

Phone: (408)616-1117

email: bob.okunski@spansion.com

Media Contact:

Michele Landry

Phone: (408) 616-1170

email: michele.landry@spansion.com